Exhibit (a)(1)(K)

Contacts:
Investors:	Media:
Risa Fisher	Michael Heinley
rfisher@webmd.net	mheinley@webmd.net
212-624-3817	212-624-3926

WEBMD HEALTH CORP. ANNOUNCES PRELIMINARY RESULTS OF ITS TENDER OFFER

NEW YORK, NY (September 10, 2014) — WebMD Health Corp. (Nasdaq: WBMD) announced today the preliminary results of its tender offer to purchase up to 2,000,000 shares of its common stock at a price of $48.50 per share, which expired at 5:00 p.m., New York City time, on September 9, 2014. Based on the preliminary count by American Stock Transfer & Trust Company, the Depositary for the tender offer, approximately 6.3 million shares of common stock were properly tendered and not withdrawn, including: approximately 1.3 million shares that were tendered through notice of guaranteed delivery; and approximately 1.1 million shares that were conditionally tendered by stockholders and for which the determination whether the applicable conditions were met will be made following the verification process described below. Accordingly, WebMD expects to accept for purchase a total of 2,000,000 shares at a purchase price of $48.50 per share, for an aggregate purchase price of $97 million.

Since the offer was oversubscribed, the number of shares that WebMD will purchase from each tendering shareholder will be pro-rated. Based upon the preliminary count and including all shares conditionally tendered, WebMD estimates that the pro-ration factor would be approximately 31.5%. The number of shares tendered and not withdrawn and the pro-ration factor are preliminary and are subject to: verification by the Depositary; the proper delivery of all shares tendered (including shares tendered pursuant to guaranteed delivery procedures); and the impact of odd-lot tenders and of final determination of the treatment of shares conditionally tendered by stockholders. If the conditions for all conditional tenders are not met, the pro-ration factor for the remaining shares tendered could be up to 38.5%, subject to the other factors described in the previous sentence. The actual number of shares validly tendered and not withdrawn and the pro-ration factor will be announced promptly following completion of the verification process. Promptly after such announcement, the Depositary will issue payment for the shares validly tendered and accepted under the tender offer and will return all other shares tendered. It is currently expected that payment for all shares purchased will be made on or about September 15, 2014.

As of September 9, 2014, WebMD had approximately 39.6 million shares of common stock outstanding (including approximately 940,000 shares of unvested restricted stock). After giving effect to the results of the tender offer, WebMD expects to have approximately 37.6 million shares of common stock outstanding (including the unvested restricted stock) and approximately $683 million in cash and cash equivalents.

The Information Agent for the tender offer is Innisfree M&A Incorporated. The Depositary is American Stock Transfer & Trust Company. For questions and information, please call the Information Agent toll free at 1-888-750-5834.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL SHARES OF WEBMD HEALTH CORP. COMMON STOCK. THE TENDER OFFER WAS MADE ONLY PURSUANT TO THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS THAT WEBMD DISTRIBUTED TO ITS STOCKHOLDERS AND FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. STOCKHOLDERS AND INVESTORS SHOULD READ CAREFULLY THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER. STOCKHOLDERS AND INVESTORS MAY OBTAIN A FREE COPY OF THE TENDER OFFER STATEMENT ON SCHEDULE TO, AS AMENDED, THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND OTHER DOCUMENTS THAT WEBMD FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AT THE COMMISSION’S WEBSITE AT WWW.SEC.GOV OR BY CALLING INNISFREE M&A INCORPORATED, THE INFORMATION AGENT FOR THE TENDER OFFER, TOLL-FREE AT 1-888-750-5834.

About WebMD

WebMD Health Corp. (NASDAQ: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers, and health plans through our public and private online portals, mobile platforms and health-focused publications.

The WebMD Health Network includes WebMD Health, Medscape, MedicineNet, eMedicineHealth, RxList, Medscape Education and other owned WebMD sites.

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All statements contained in this press release, other than statements of historical fact, are forward-looking statements. These statements speak only as of the date of this press release and are based on WebMD’s current plans and expectations, and they involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to changes in financial markets, economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries and the preliminary nature of the count of the number of shares tendered in the tender offer and of the related estimate of the applicable pro-ration factor. Further information about these matters can be found in WebMD’s Securities and Exchange Commission filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.

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